UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2006

Constellation Energy Partners LLC

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Market Place Baltimore, Maryland	21202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 468-3500

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The Underwriting Agreement. On November 14, 2006, Constellation Energy Partners LLC (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Robinson’s Bend Production II, LLC, Robinson’s Bend Operating II, LLC, Robinson’s Bend Marketing II, LLC and Constellation Energy Commodities Group, Inc. (“CCG”), and Citigroup Global Markets Inc., Lehman Brothers Inc., UBS Securities LLC, Wachovia Capital Markets, LLC and Scotia Capital (USA) Inc. (collectively, the “Underwriters”) providing for the offer and sale in a firm commitment underwritten offering of 4,500,000 common units representing Class B limited liability company interests in the Company (“Common Units”) at a price of $21.00 per Common Unit ($19.6613 per Common Unit, net of underwriting discount). Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 675,000 Common Units to cover over-allotments, if any, on the same terms as those Common Units sold by the Company.

In the Underwriting Agreement, the Company agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the Underwriters may be required to make because of any of those liabilities. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Form 8-K and is incorporated herein by reference.

Long-Term Incentive Plan. On November 14, 2006, the Board of Managers of the Company adopted the Constellation Energy Partners LLC Long-Term Incentive Plan (the “Plan”), officers, key employees, consultants, and managers of the Company and its affiliates who perform services for the Company. The Plan provides for the grant of common units, restricted common units, phantom common units, common unit options and common unit appreciation rights. Subject to adjustment for certain events, an aggregate of 450,000 Common Units may be delivered pursuant to awards under the Plan. The Plan will be administered by the Compensation Committee of the Board of Managers of the Company.

The Board of Managers of the Company, in its discretion, may terminate, suspend or discontinue the Plan at any time with respect to any award that has not yet been granted. The Board of Managers of the Company also has the right to alter or amend the Plan or any part of the Plan from time to time, including increasing the number of Common Units that may be granted subject to unitholder approval as required by the exchange upon which the Common Units are listed at that time. The Compensation Committee of the Board of Managers of the Company may in its discretion waive any conditions or rights under, amend any terms of, or alter any award, provided, however, no change in any outstanding award may be made that would materially impair the rights of a participant without the consent of such participant. A copy of the Plan is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective immediately following the pricing of the Company’s initial public offering on November 14, 2006, Messrs. Richard A. Bachmann and John N. Seitz were appointed to serve as managers of the Company. Messrs. Bachmann and Seitz were also each appointed to the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Conflicts Committee of the Board of Managers of the Company. Mr. Bachmann was appointed to serve as the chair of the Conflicts Committee, and Mr. Seitz was appointed to serve as the chair of the Audit, Nominating and Corporate Governance and Compensation Committees.

There is no arrangement or understanding between Messrs. Bachmann or Seitz and any other persons pursuant to which they were selected to serve as managers of the Company. There are no existing relationships between Messrs. Bachmann or Seitz and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

On November 14, 2006, the Company announced that it had priced its initial public offering of 4,500,000 Common Units. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the press release shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall such information and exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

Exhibit 1.1	Underwriting Agreement, dated November 14, 2006, by and among Constellation Energy Partners LLC, Robinson’s Bend Production II, LLC, Robinson’s Bend Operating II, LLC, Robinson’s Bend Marketing II, LLC and Constellation Energy Commodities Group, Inc., and Citigroup Global Markets Inc., Lehman Brothers Inc., UBS Securities LLC, Wachovia Capital Markets, LLC and Scotia Capital (USA) Inc.

Exhibit 10.1	Constellation Energy Partners LLC Long-Term Incentive Plan

Exhibit 99.1	Press Release dated November 14, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Constellation Energy Partners LLC

Date: November 17, 2006	By:	/s/ Angela A. Minas
Angela A. Minas Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 1.1	Underwriting Agreement, dated November 14, 2006, by and among Constellation Energy Partners LLC, Robinson’s Bend Production II, LLC, Robinson’s Bend Operating II, LLC, Robinson’s Bend Marketing II, LLC and Constellation Energy Commodities Group, Inc., and Citigroup Global Markets Inc., Lehman Brothers Inc., UBS Securities LLC, Wachovia Capital Markets, LLC and Scotia Capital (USA) Inc.

Exhibit 10.1	Constellation Energy Partners LLC Long-Term Incentive Plan

Exhibit 99.1	Press Release dated November 14, 2006.